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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

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[_] Preliminary Proxy Statement

[_]  CONFIDENTIAL,
     FOR USE OF THE
     COMMISSION ONLY
    (AS PERMITTED BY RULE 14A-6(E)(2))

[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12
                 YANKEE ENERGY SYSTEM, INC.
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      (Name of Registrant as Specified In Its Charter)

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[_]  Fee paid previously with preliminary materials.
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     (1) Amount Previously Paid:
         $133,027.16
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     (2) Form, Schedule or Registration Statement No.:
Proxy Materials of YANKEE ENERGY SYSTEM, INC., all
filed on Form S-4 - Registration Statement Number: 333-85613
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     (3) Filing Party:
         NORTHEAST UTILITIES SERVICE COMPANY
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     (4) Date Filed:
         August 20, 1999
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Dear Shareholders:


As shareholders of this company, you have an important
decision to make about the future of our company.   You are
being asked to vote on the proposed merger of Yankee Energy System, Inc. (Yankee Energy), with Northeast Utilities (NU)
- two prominent companies who split apart ten years ago but are now hoping to come back together again. We recently mailed you a proxy statement regarding the proposed merger. I urge you to read the proxy statement carefully. The proxy statement contains all the important information you need to consider the merger.

Your Board of Directors believes that the merger is in the best interests of Yankee Energy and its shareholders and has unanimously recommended a vote FOR approval of the merger.

I strongly believe this merger is good for Yankee
Energy shareholders, our employees, our customers and the region's economy. The $45.00 per share of consideration NU will pay you for each of your Yankee Energy shares represents a 38% premium over the last trade prior to our merger announcement on June 15, 1999 and is one of the highest premiums paid in recent gas utility mergers. Your vote to approve this merger is vitally important. Not returning your proxy card, or abstaining has the effect of voting against the merger.

I also believe that with the advent of competition in the electric utility industry and NU's vision of becoming a leading provider of energy products and services in the Northeast, the combination of NU and Yankee will enable NU to broaden its service offerings to existing customers and provide a platform to expand throughout the Northeast. It also will position Yankee Energy as the springboard for growing the natural gas business as a subsidiary of NU. As a result, we'll be better positioned to provide value to you, our shareholders, and our customers and employees in today's competitive energy environment.

There have been positive developments at NU in the past several months that you should be aware of. First, on September 14, 1999, NU's Board of Trustees voted to approve the payment of the first common stock dividend since March 1997. The decision to begin paying dividends on common stock is a sign of the improving financial profile of the NU
System.   NU's philosophy was to set the dividend at a level
($0.10 a share per quarter) that NU believes is sustainable and one that should give them room for growth over the coming years.

Other positive events at NU include:

- The successful auction of NU's Massachusetts and Connecticut fossil and hydroelectric generating plants.
- Approval from Connecticut state regulators to recover the bulk of stranded costs.
- All nuclear generating stations are on line and operating well.
- Agreement reached with the state of New Hampshire to introduce competition to that state (includes a rate reduction of about 18 percent from current levels), which if put into effect next year after legislative and regulatory approvals, would resolve pending litigation between NU and the state of New Hampshire.

These developments have helped drive up NU's share price by about 14 percent since January 1, 1999.

Your Board of Directors believes this merger will be good for Connecticut's economy. Customers will ultimately benefit by having greater customer choice. This merger will offer one-stop shopping for energy needs - something our customers are asking us for. Also, the merger affords the opportunity to maintain competitive gas and electric rates by taking advantage of synergies that the merger is expected to create. In addition to the substantial financial benefits a $45.00 per share price brings, this merger offers shareholders the prospect of being part of a company that is on the move.

I urge you to return your proxy card today with a vote
FOR approval of the Merger. If you have any questions about the Merger or need any assistance in voting your shares, please call Tom Dorsey, director of Investor Relations, at
(203) 639-4643. A special meeting of shareholders will be held Tuesday, October 12, 1999 at 10 a.m. at the Ramada Inn, Research Parkway in Meriden, Connecticut.

                                       	Sincerely,

                                        /s/ Charles E. Gooley
                                        ____________________
                                        Charles E. Gooley
                                        President & CEO